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                                   EXHIBIT 11

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                THREE MONTHS ENDED
                                                     MARCH 31,
                                               2000           1999
                                              -------        -------
Net earnings (loss), basic basis              $  (332)       $ 2,796
                                              =======        =======
Weighted average basic shares                   7,229          6,007
                                              -------        -------
Basic earnings (loss)  per share              $ (0.05)       $  0.47
                                              =======        =======


Diluted net earning (loss), basic basis       $  (332)       $ 2,796
                                              =======        =======
Weighted average shares outstanding
  during the period, basic basis                7,229          6,007

Effect of dilutive options                         --            132
                                              -------        -------
Weighted average shares outstanding
  during the period, diluted basis              7,229          6,139
                                              =======        =======

Diluted earnings (loss) per share             $ (0.05)       $  0.46
                                              =======        =======